EXHIBIT 99.1

Investor Contact:                           Media Contact:
Bob Connors, CFO                            Nathan Tinker
Fiberstars, Inc.                            Antenna Group (for Fiberstars)
440-715-1300                                (203) 229-0358

                FIBERSTARS CONFIRMS RECORD EFO SALES FOR Q2 2006

SOLON, Ohio--August 10, 2006--Fiberstars, Inc. (Nasdaq: FBST), the global leader in commercial fiber optic lighting, today announced financial results for the second quarter of 2006.

Second quarter sales for Fiberstars EFO, the company's flagship product, were $938,000, more than twice sales of $456,000 for the same quarter of 2005 and more than three times the EFO sales for the first quarter of 2006. EFO sales for the first half of 2006 were $1,201,000, compared to sales of $766,000 for the first half of 2005. As previously reported, the company attributed much of its second quarter 2006 EFO shipment results to the successful first phase of the Department of Defense Navy ship installation.

Total net sales for the second quarter of 2006 were $7,709,000, a 1% increase over second quarter 2005 net sales of $7,645,000. On July 6, Fiberstars announced that its second quarter loss would be comparable to its first quarter loss this year, which it was. The loss for the quarter was $2,299,000 ($0.20 per share), which compares to the loss in the same period of 2005 of $763,000 ($0.10 per share). Net sales for the six month period ending June 30, 2005 were $13,037,000 compared to $14,465,000 for the same six month period in 2005, a decline of 10% primarily due to lower pool lighting product sales in the first quarter of 2006. The loss for the first six months of 2005 was $4,741,000 ($0.42 per share) compared to a loss of $1,813,000 ($0.24 per share) for the same period in 2004.

"The record EFO sales in Q2, along with favorable results from tests at the W Hotel chain and Dillards department stores, is encouraging news regarding the on going rollout of Fiberstars EFO. Both sales situations represent thrusts into new markets, one with a trend setting hotel group and the other with a soft goods retail operation," said John Davenport, CEO of Fiberstars. "In addition, we're encouraged by the second quarter results from our pool lighting products, as they rebounded from a slow start in the first quarter with second quarter results nearly equal to last year. This improvement was largely due to sales from initial shipments of Fiberstars WPC(TM), a new pool equipment control product and Fiberstars Lightstream(TM), a new LED pool product."

"The loss for the first half was affected by new expenses this year for stock options and for compliance with Sarbanes-Oxley section 404. We also had costs associated with the expansion of our marketing visibility at a number of trade shows, and new product start up costs, both of which should decrease in the second half of the year," Mr. Davenport noted.

Fiberstars management will host a brief conference call today, Thursday, August 10, 2006, at 11:30 a.m. EST (8:30 a.m. PST) to review the second quarter 2006 preliminary results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US/Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 4020859. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.fiberstars.com/ in the Investor Relations area of the site or by going to http://www.mkr-group.com/. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (international/local) and entering the pass code 4020859. Also, a replay of the conference call will be available over the Internet at http://www.fiberstars.com/ as of August 11, 2006, and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com/

ABOUT FIBERSTARS, INC.

Fiberstars, Inc., (NASDAQ: FBST) is the leading supplier of fiber optic lighting and the world's only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2006 and thereafter, future pool market sales, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductions, expected overall sales growth and profitability, and expected benefits, revenues and products from the Department of Defense Navy contract. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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

                                FIBERSTARS, INC.
                                    CONDENSED
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                                           JUNE 30,     DECEMBER 31,
                                                             2006           2005
                                                         ------------   ------------
                                                         (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                            $        589   $      5,554
    Short-term investments                                     17,896         18,024
    Accounts receivable trade, net                              7,061          6,287
    Inventories, net                                            7,676          7,852
    Prepaid and other current assets                              756            879
                                                         ------------   ------------
        Total current assets                                   33,978         38,596
                                                         ============   ============

Fixed assets, net                                               5,297          3,422
Goodwill, net                                                   4,189          4,135
Other assets                                                       --             56
                                                         ------------   ------------
        Total assets                                     $     43,464   $     46,209

LIABILITIES
Current liabilities:
    Accounts payable                                     $      2,334   $      2,623
    Accrued liabilities                                         2,674          3,924
    Short-term bank borrowings                                  1,604            389
                                                         ------------   ------------
        Total current liabilities                               6,612          6,936
Long-term bank borrowings                                       2,037          1,089
                                                         ------------   ------------
        Total liabilities                                       8,649          8,025

SHAREHOLDERS' EQUITY
Common stock                                                        1              1
Additional paid-in capital                                     53,104         52,452
Unearned stock-based compensation                                  --           (397)
Accumulated other comprehensive income                            363             41
Accumulated deficit                                           (18,653)       (13,913)
                                                         ------------   ------------
        Total shareholders' equity                             34,815         38,184
                                                         ------------   ------------
        Total liabilities and shareholders' equity       $     43,464   $     46,209
                                                         ============   ============

    The accompanying notes are an integral part of these financial statements

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

                                FIBERSTARS, INC.
                                    CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)
                                   (unaudited)

                                                       THREE MONTHS               SIX MONTHS
                                                      ENDED JUNE 30,            ENDED JUNE 30,
                                                  -----------------------   -----------------------
                                                     2006         2005         2006         2005
                                                  ----------   ----------   ----------   ----------
Net sales                                         $    7,709   $    7,645   $   13,037   $   14,465
Cost of sales                                          5,381        4,723        9,106        9,000
                                                  ----------   ----------   ----------   ----------
        Gross profit                                   2,328        2,922        3,931        5,465
Operating expenses:

    Research and development                             436          400          891          877
    Sales and marketing                                2,609        2,388        4,853        4,708
    General and administrative                         1,537          747        2,615        1,558
    Restructure Expense                                  195          197          636          197
        Total operating expenses                       4,777        3,732        8,995        7,340
                                                  ----------   ----------   ----------   ----------
             Loss from operations                     (2,449)        (810)      (5,064)      (1.875)
Other income (expense):
    Other income/(expense)                               (43)          37          (59)          40
    Interest income (expense), net                       108           (2)         246           (5)
                                                  ----------   ----------   ----------   ----------

        Profit (loss) before income taxes             (2,384)        (775)      (4,877)      (1,840)
Benefit from (provision for) income taxes                 85           12          136           27
                                                  ----------   ----------   ----------   ----------
        Net loss                                  $   (2,299)  $     (763)  $   (4,741)  $   (1,813)

Net loss per share - basic and diluted            $     (.20)  $    (0.10)  $     (.42)  $    (0.24)

Shares used in computing net income per share -
   basic and diluted                                  11,356        7,585       11,299        7,783

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